Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 8, 2003

BETWEEN

BANKNORTH GROUP, INC.,

AND

CCBT FINANCIAL COMPANIES, INC.

TABLE OF CONTENTS

		Page No.

	ARTICLE I

	CERTAIN DEFINITIONS

1.01.	Certain Definitions	1

	ARTICLE II

	THE MERGER

2.01.	The Merger	8
2.02.	Effective Date and Effective Time; Closing	9

	ARTICLE III

	CONSIDERATION; EXCHANGE PROCEDURES

3.01.	Effect on Capital Stock	9
3.02.	Rights as Shareholders; Stock Transfers	10
3.03.	Fractional Shares	10
3.04.	Dissenting Shares	10
3.05.	Exchange Procedures	11
3.06.	Anti-Dilution Provisions	12
3.07.	Company Options; Company SARs	12

	ARTICLE IV

	ACTIONS PENDING ACQUISITION

4.01.	Covenants of the Company	13
4.02.	Covenants of Parent	17

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES

5.01.	Representations and Warranties of the Company	17
5.02.	Representations and Warranties of Parent	33

ii

9.08.	Severability	57
9.09.	Enforcement of the Agreement	57
9.10.	Interpretation	57
9.11.	Assignment	57
9.12.	Alternative Structure	57

ANNEX A	Form of Shareholder Agreement
ANNEX B	Form of Consulting Agreement between Parent and John Otis Drew

iii

     AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2003 (the “Agreement”), between Banknorth Group, Inc. (“Parent”), a Maine corporation, and CCBT Financial Companies, Inc. (the “Company”), a Massachusetts corporation.

RECITALS

          WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein, in which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”); and

          WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Banknorth, National Association (the “Parent Bank”), a national bank and a wholly-owned subsidiary of Parent, and Cape Cod Bank and Trust Company (the “Company Bank”), a national bank and a wholly-owned subsidiary of the Company, will enter into an agreement and plan of merger (the “Bank Merger Agreement”) providing for the merger of the Company Bank with and into Parent Bank (the “Bank Merger”), it being intended that the Bank Merger be consummated immediately prior to consummation of the Merger; and

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and also to prescribe certain conditions to the consummation of such transactions; and

          WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which the Shareholders have agreed, among other things, to vote their shares of Company Common Stock in favor of this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

     1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     “Acquisition Proposal” means any proposal or offer by any Person or group of Persons (other than Parent or any of its affiliates) with respect to any of the following: (i) any merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any Significant Subsidiary of the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of the Company and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of the Company) and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the Company and its

Subsidiaries taken as a whole in a single transaction or series of transactions; (iii) any purchase or other acquisition of or tender offer or exchange offer for 10% or more of the outstanding shares of the Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     “Acquisition Transaction” means any of the following (other than the Transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any Significant Subsidiary of the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of the Company and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of the Company) and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole in a single transaction or series of transactions; or (iii) any purchase or other acquisition of or tender offer or exchange offer for 10% or more of the outstanding shares of the Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith.

     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     “Articles of Merger” has the meaning set forth in Section 2.02(a).

     “Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

     “Bank Merger” has the meaning ascribed thereto in the recitals to this Agreement.

     “Bank Merger Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

     “BIF” means the Bank Insurance Fund administered by the FDIC.

     “Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or the Commonwealth of Massachusetts are authorized or obligated to close.

     “Certificate” means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

     “Change in Recommendation” has the meaning set forth in Section 6.02.

     “Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

     “Company” has the meaning set forth in the preamble to this Agreement.

     “Company Affiliate” has the meaning set forth in Section 6.15.

     “Company Articles” means the Restated Articles of Organization of the Company.

     “Company Bank” has the meaning ascribed thereto in the recitals to this Agreement.

     “Company Benefit Plans” has the meaning set forth in Section 5.01(p)(i).

     “Company Board” means the Board of Directors of the Company.

     “Company Bylaws” means the Bylaws of the Company, as amended.

     “Company Common Stock” means the common stock, $1.00 par value per share, of the Company.

     “Company Disclosure Schedule” has the meaning set forth at the beginning of Section 5.01.

     “Company Employees” has the meaning set forth in Section 5.01(p)(i).

     “Company ESOP” means the Company’s Employee Stock Ownership Plan, as amended.

     “Company Financial Advisor” means Keefe, Bruyette & Woods, Inc.

     “Company Loan Property” has the meaning set forth in Section 5.01(r).

     “Company Meeting” has the meaning set forth in Section 6.02.

     “Company Options” means the options to acquire Company Common Stock issued under the Company Stock Option Plans.

     “Company Pension Plan” has the meaning set forth in Section 5.01(p)(ii).

     “Company SAR” means the right to receive a cash payment pursuant to the stock appreciation rights agreement between the Company Bank and each of the individuals listed in Section 3.07 (c) of the Company Disclosure Schedule.

     “Company SAR Cashout Amount” means the average of the sale prices per share of the last unit sale of 100 or more shares of Company Common Stock on each of the days in the five (5) calendar days preceding the Closing Date on which such a sale took place (or in the event that no such sales took place on any of the preceding five (5) calendar days, the sale price per share based on the last unit sale of 100 or more shares before the Closing Date).

     “Company SEC Reports” has the meaning set forth in Section 5.01(j).

     “Company Stock Option Plans” means the Company’s Stock Option Plan, as amended and restated, and the Company’s 2001 Directors’ Stock Option Plan.

     “Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

     “Derivatives Transactions” has the meaning set forth in Section 5.01(u)(iii).

     “Dissenting Shares” has the meaning set forth in Section 3.04.

     “Effective Date” has the meaning set forth in Section 2.02(a).

     “Effective Time” has the meaning set forth in Section 2.02(a).

     “Environmental Laws” has the meaning set forth in Section 5.01(r).

     “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” has the meaning set forth in Section 5.01(p)(iii).

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     “Exchange Agent” means American Stock Transfer & Trust Company, or such other exchange agent as may be designated by Parent and reasonably acceptable to the Company to act as agent for purposes of conducting the exchange procedures described in Section 3.04.

     “Exchange Ratio” means 1.084, subject to adjustment pursuant to Section 3.06.

     “Fair Housing Act” means the Fair Housing Act, as amended.

     “FDIC” means the Federal Deposit Insurance Corporation.

     “Federal Reserve Act” means the Federal Reserve Act, as amended.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

     “GAAP” means accounting principles generally accepted in the United States of America.

     “Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

     “Hazardous Substance” has the meaning set forth in Section 5.01(r).

     “Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 6.09(a).

     “Insurance Amount” has the meaning set forth in Section 6.09(c).

     “Insurance Policies” has the meaning set forth in Section 5.01(z)(i).

     “IRS” means the Internal Revenue Service.

     “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or reasonably should have been known in the course of the performance of their duties to the Company or Parent, as applicable, by the senior officers and directors of the Company or Parent, as applicable, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person.

     “Leases” has the meaning set forth in Section 5.01(w)(ii).

     “Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

     “Loans” has the meaning set forth in Section 5.01(v)(i).

     “Maine Superintendent” means the Superintendent of the Bureau of Banking of the State of Maine.

     “Material Adverse Effect” means (a) any effect that is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as applicable, or which would materially impair the ability of Parent or the Company to perform its respective obligations under this Agreement or otherwise materially impairs the ability of Parent, Parent Bank, the Company or the Company Bank to consummate the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) changes in general economic conditions affecting banks or bank holding companies generally, (iv) any modifications or changes to valuation policies and practices in connection with the Transactions or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the Transactions, (vi) with respect to the Company, the effects of any action or omission taken with the prior consent of Parent or required to be taken hereunder and (vii) public disclosure of the execution and delivery of this Agreement by the parties.

     “Material Contracts” has the meaning set forth in Section 5.01(n)(i).

     “MBCA” means the Maine Business Corporation Act, as amended.

     “MBCL” means the Massachusetts Business Corporation Law, as amended.

     “Merger” has the meaning set forth in Section 2.01(a).

     “National Bank Act” means the National Bank Act, as amended.

     “Nasdaq” means the National Market System of the Nasdaq Stock Market.

     “National Labor Relations Act” means the National Labor Relations Act, as amended.

     “NYSE” means The New York Stock Exchange, Inc.

     “OCC” means the Office of the Comptroller of the Currency.

     “OREO” has the meaning set forth in Section 5.01(v)(i).

     “Parent” has the meaning set forth in the preamble to this Agreement.

     “Parent Articles” means the Amended and Restated Articles of Incorporation of Parent, as amended.

     “Parent Bank” has the meaning ascribed thereto in the recitals to this Agreement.

     “Parent Benefit Plans” has the meaning set forth in Section 6.10(a).

     “Parent Board” means the Board of Directors of Parent.

     “Parent Bylaws” means the Bylaws of Parent, as amended.

     “Parent Common Stock” means the common stock, par value $0.01 per share, of the Company, and unless the context otherwise requires, related Parent Rights.

     “Parent Disclosure Schedule” has the meaning set forth at the beginning of Section 5.02.

     “Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

     “Parent Rights” means the rights attached to shares of Parent Common Stock pursuant to the Parent Rights Agreement.

     “Parent Rights Agreement” means the Stockholder Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000, between Parent and American Stock Transfer & Trust Company, as Rights Agent.

     “Parent SEC Reports” has the meaning set forth in Section 5.02(j).

     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

     “Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

     “Registration Statement” has the meaning set forth in Section 6.03(a).

     “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     “Shareholder Agreements” has the meaning ascribed thereto in the recitals to this Agreement.

     “Shareholders” means John Otis Drew, Zelinda M. Douhan, Christopher Makepeace, Thomas Otis, Jr. and the Abel D. Makepeace Trust.

     “Significant Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

     “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

     “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms which the Company Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company’s shareholders than the Merger, (ii) that constitutes a transaction that, in the Company Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board based on a written opinion, with only customary qualifications, from a nationally-recognized investment banking firm serving as financial advisor to the Company, is highly likely to be obtained by such third party.

     “Surviving Corporation” has the meaning set forth in Section 2.01(a).

     “Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

     “Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes required to be filed with the IRS or any other Taxing Authority.

     “Transactions” means the Merger and the Bank Merger.

     “Treasury Stock” means shares of Company Stock held by the Company or by Parent, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

ARTICLE II

THE MERGER

     2.01. The Merger.

     (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Parent in accordance with Section 1102 of the MBCA and Section 79 of the MBCL, the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a corporation incorporated under the MBCA (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

     (b) Name. The name of the Surviving Corporation shall be “Banknorth Group, Inc.”

     (c) Articles and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the Parent Articles and the Parent Bylaws as in effect immediately prior to the Merger.

     (d) Directors and Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Parent immediately prior to the Merger plus the person appointed or elected pursuant to Section 6.19 hereof, each of whom shall serve until such time as their successors are duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Parent immediately prior to the Merger, each of whom shall serve until such time as their successors are duly elected and qualified.

     (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Parent Articles immediately prior to the Merger.

     (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 1107(1) of the MBCA and Section 80 of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

     2.02. Effective Date and Effective Time; Closing.

     (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days following such satisfaction or waiver and (B) the first month end following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

     (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and the Company the opinions, certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

     3.01. Effect on Capital Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

     (a) Outstanding Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and any Dissenting Shares) shall become and be converted into that number of shares of Parent Common Stock equal to the Exchange Ratio.

     (b) Outstanding Parent Common Stock. Each share of Parent Common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

     (c) Treasury Stock. Each share of Company Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger consideration provided under this Article III and any declared and unpaid dividends with respect to Company Common Stock and any declared and unpaid dividends or other distributions with respect to the Parent Common Stock included in the Merger consideration as provided in Section 3.05(b). After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Stock.

     3.03 Fractional Shares.

     (a) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights as a stockholder of the Surviving Corporation.

     (b) Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of Company Common Stock converted into shares of Parent Common Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall, at the time of surrender of the Certificate or Certificates representing such holder’s shares of Company Common Stock, receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of Parent Common Stock by the closing price of a share of Parent Common Stock on the NYSE on the Business Day preceding the Effective Time (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent.

     3.04. Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his or her right to dissent from the Merger under the MBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into, or represent a right to receive, shares of Parent Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the MBCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive shares of Parent Common Stock to which such holder would be entitled pursuant to

Section 3.01(a) hereof. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

     3.05. Exchange Procedures.

     (a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of Parent Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”), to be issued in exchange for outstanding shares of Company Common Stock. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the first anniversary of the Effective Date shall be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of the Company Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of the Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (b) At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Section 3.01(a) hereof. As promptly as practicable after the Effective Time, but in no event later than five Business Days after the Company’s transfer agent delivers a certified shareholders’ list to the Exchange Agent, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for Parent Common Stock as provided in Section 3.01(a) hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing Parent Common Stock or cash in lieu of any fractional share interest. Notwithstanding any other provision of this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock in accordance with the terms of this Agreement until Parent has received a written agreement from such person as specified in Section 6.15.

     (c) No holder of a Certificate shall be entitled to receive any dividends in respect of the Parent Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of Parent Common Stock. In the event that dividends are declared and paid by Parent in respect of Parent Common Stock after the Effective Time but prior to any holder’s surrender of Certificates, dividends payable to such holder in respect of shares of Parent Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the Certificates. Parent shall be entitled, after the Effective Time, to treat Certificates as evidencing ownership of the number of whole shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such Certificates.

     (d) The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders a Certificate or Certificates for exchange as provided in this Section 3.04, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Parent. If any certificate evidencing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     3.06. Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be proportionately adjusted.

     3.07 Company Options; Company SARs.

     (a) At the Effective Time, each Company Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Human Resources Committee of its Board of Directors shall be substituted for the Company and the committee of the Company Board (including, if applicable, the entire Company Board) administering such Company Stock Option Plan, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an “incentive stock option” shall be adjusted as required by Section

424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 3.07.

     (b) Within five Business Days after the Effective Date, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the options referred to in paragraph (a) of this Section 3.06 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

     (c) Immediately prior to the Effective Time, the Company shall pay each holder of a Company SAR, in full satisfaction of such Company SAR, a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the Company SAR Cashout Amount over the exercise price of such Company SAR and (ii) the number of shares of Company Common Stock subject to the Company SAR as set forth in the individual Company SAR agreements, less any income or employment tax withholding required under the Code or any provision of state or local law; provided that such amount shall be deferred to the extent the holder of the Company SAR has previously elected in writing to defer any such payment as permitted by the individual Company SAR agreements.

ARTICLE IV

ACTIONS PENDING ACQUISITION

     4.01. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Parent the present services of the current officers and employees of the Company and its Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 4.01 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

     (a) Capital Stock. Other than pursuant to the exercise of Company Options set forth in Section 5.01(b) of the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

     (b) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock, other than (A) subject to the provisions of Section 6.16, regular quarterly cash dividends at a rate not in excess of $0.19 per share on the Company Common Stock and (B) dividends from Subsidiaries to the Company or to any wholly-owned Subsidiary of the Company or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

     (c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such individual increase shall result in an annual adjustment of more than 4.0%, and provided that any such increases to all employees shall not exceed 2.5% in the aggregate, (ii) the Company may pay bonuses pursuant to the Company’s Profit Incentive Plan for calendar 2003 to employees of the Company and the Company Bank in the ordinary course of business consistent with past practice, provided that such bonuses do not, in the aggregate, exceed the amount set forth in Section 4.01(c) of the Company Disclosure Schedule, (iii) the Company shall be permitted to make cash contributions to the Company’s Profit Sharing Retirement Plan for calendar 2003 in the ordinary course of business consistent with past practice and (iv) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(c) of the Company Disclosure Schedule.

     (d) Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(d) of the Company Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable.

     (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice and consultation with respect thereto to Parent, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the Company Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

     (f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

     (g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction or transactions that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

     (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

     (i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 individually or $250,000 in the aggregate.

     (j) Governing Documents. Amend the Company Articles or Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.

     (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

     (l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease, Insurance Policy or other agreement or, whether or not in the ordinary course of business consistent with past practice, any Material Contract, Lease, Insurance Policy or other agreement involving an aggregate payment by or to the Company or any of its Subsidiaries of more than $50,000 individually or having a term of one year or more from the date of execution.

     (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

     (n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

     (o) Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

     (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

     (q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

     (r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(r) of the Company Disclosure Schedule, (i) make any Loan secured by undeveloped land or (ii) make, renegotiate, renew, increase, extend, modify or purchase any Loan other than in the ordinary course of business consistent with past practice.

     (s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

     (t) Taxes. Except as may be required by applicable laws or regulations, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment. For purposes of this subparagraph (t), “material” shall mean affecting or relating to $50,000 or more of Taxes.

     (u) Compliance with Agreements. Knowingly commit any act or omission which constitutes a material breach or default by the Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Material Contract, Lease or other agreement or material license to which any of them is a party or by which any of them or their respective properties is bound.

     (v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

     (w) Certain Communications. Except for communications in the ordinary course of business that do not relate in any manner to the Transactions, issue any broadly distributed communication of a general nature to its customers or employees (including, without limitation, any general communications relating to benefits or compensation).

     (x) Adverse Actions. Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

     (y) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

     4.02. Covenants of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

     (a) Adverse Actions. Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

     (b) Governing Documents. Amend the Parent Articles or the Parent Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock.

     (c) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

     5.01 Representations and Warranties of the Company. Except as set forth in a schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV, the Company hereby represents and warrants to Parent as follows:

     (a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company Articles and Company Bylaws, copies of which have been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Company Capital Stock. The authorized capital stock of the Company consists solely of 12,000,000 shares of Company Common Stock, of which 8,420,198 shares are outstanding as of the date hereof. As of the date hereof, 640,866 shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company and no shares of Company Stock were reserved for issuance, other than 620,000 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Option Plans, including 364,375 shares reserved for issuance upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms, all of which are non-qualified options. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.01(b) of the Company Disclosure Schedule sets forth for each Company Stock Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in this Section 5.01(b), the Company does not have any Rights issued or outstanding with respect to Company Stock (other than the Company Rights) and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights.

     (c) Subsidiaries.

     (i) (A) Section 5.01(c)(i) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each direct or indirect subsidiary of the Company, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or any of its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company’s rights to vote or to dispose of such securities and (F) all the equity securities of the Company’s Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

     (ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

     (iii) Each of the Company’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (iv) The Company Bank is the only Subsidiary of the Company that is an insured depository institution. The deposit accounts of the Company Bank are insured by the BIF to the maximum extent provided by applicable law, and the Company Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

     (d) Corporate Power; Minute Books. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Company’s shareholders of this Agreement. The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 1999 of their respective shareholders and boards of directors (including committees of their respective boards of directors).

     (e) Corporate Authority. Subject to the approval of this Agreement by the shareholders of the Company, this Agreement and the Transactions have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company Board has directed that this Agreement be submitted to the Company’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, no other vote of the shareholders of the Company is required by law, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the Transactions. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

     (f) Regulatory Approvals.

     (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company and the Company Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transactions, except for (A) filings of applications or notices with, and consents, approvals or waivers by, the Federal Reserve Board, the OCC, the FDIC and the Maine Superintendent, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement to the shareholders of the Company for approval and the issuance of Parent Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL, (D) the approval of this Agreement by the holders of the outstanding shares of Company Common Stock and (E) as set forth in Section 5.01(f)(i) of the Company Disclosure Schedule. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.03(c).

     (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Company and the Company Bank, as applicable, and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     (g) Financial Statements. The Company has previously made available to Parent copies of (i) the consolidated balance sheet of the Company and its Subsidiaries as of December 31 for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000 through 2002, inclusive, as included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit reports of Grant Thornton LLP (for the year ended December 31, 2000) and Wolf & Company, P.C. (for the years ended December 31, 2002 and 2001), independent public accountants with respect to the Company, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2003 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three-month and nine-month periods then ended as included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the SEC under the Exchange Act. The December 31, 2002 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.01(g) (including the related notes, where applicable) fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, P.C. has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (h) Absence of Certain Changes or Events.

     (i) Except as reflected in the Company’s unaudited balance sheet as of September 30, 2003, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

     (ii) Since December 31, 2002, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices (except for the incurrence of expenses in connection with this Agreement and the Transactions).

     (iii) Except as set forth in Section 5.01(h)(iii) of the Company Disclosure Schedule or disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 2002 through the date hereof, neither the Company nor any of its Subsidiaries has (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2002 (which amounts are included in Section 5.01(h) of the Company Disclosure Schedule), granted any severance or termination pay other than in the ordinary course of business to non-officer employees, entered into any contract to make or grant any severance or termination pay, or paid any bonus to any director or officer, (B) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, other than regular quarterly cash dividends on the Company Common Stock, (C) effected or authorized any split, combination or reclassification of any of the Company’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Options, in each case awarded prior to the date hereof in accordance with their present terms, (D) changed in any material respect any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including without limitation, any reserving, renewal or residual method, practice or policy, (E) made any contribution to or in respect of the Company ESOP, (F) made any tax election by the Company or its Subsidiaries or any settlement or compromise of any income tax liability by the Company or its Subsidiaries, (G) made any material change in the

Company’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (H) suffered any strike, work stoppage, slow-down, or other like labor disturbance, (I) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (J) had any union organizing activities or (K) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

     (i) Disclosure Controls and Procedures. Since not later than August 29, 2002, the Company has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. In addition, the Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the presentation of financial statements for external purposes in accordance with GAAP. None of the Company’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

     (j) SEC Reports. The Company has previously made available to Parent a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company SEC Reports”) and (ii) communication mailed by the Company to its shareholders since December 31, 1999, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Company by the SEC relating to disclosures contained in any Company SEC Reports.

     (k) Regulatory Matters.

     (i) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1999 with any

Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 5.01(k) of the Company Disclosure Schedule, no Governmental Authority has initiated any proceeding, or to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries, since December 31, 1999. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries. Each of the Company and the Company Bank is “well capitalized” as defined in applicable laws and regulations, and the Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.

     (ii) Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it, other than those generally applicable to national banks and their affiliates. Neither the Company nor any of its Subsidiaries has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (l) Legal Proceedings.

     (i) Section 5.01(l)(i) of the Company Disclosure Schedule contains a true and correct summary description as of the date hereof of any pending or, to the Company’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought.

     (ii) Except as set forth in Section 5.01(l)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other Material Adverse Effect on the Company.

     (iii) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, other than those generally applicable to national banks and their affiliates. Neither the Company nor any Subsidiary of the Company has been advised of, or is aware of, the threat of any such action.

     (m) Compliance With Laws. Each of the Company and its Subsidiaries:

     (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

     (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

     (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist)

     (n) Material Contracts; Defaults.

     (i) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) as of the date hereof (A) with respect to the employment of any directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of the Company or its Subsidiaries to indemnification from the Company or its Subsidiaries (other than the indemnity provisions in the Company Bylaws and the terms of the letter agreement referenced in Section 5.01(o)), (C) which is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports, (D) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum or (E) which materially restricts the conduct of any business by the Company or any of its Subsidiaries (collectively, “Material Contracts”). The Company has previously delivered or made available to Parent true, complete and correct copies of each such document.

     (ii) Neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

     (o) Brokers. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with either of the Transactions, except that the Company has engaged, and will pay a fee or commission to, the Company Financial Advisor in accordance with the terms of a letter agreement between the Company Financial Advisor and the Company, a true, complete and correct copy of which has been previously delivered by the Company to Parent.

     (p) Employee Benefit Plans.

     (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Company Employees”) and current or former directors of the Company including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified in Section 5.01(p)(i) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, have been delivered or made available to Parent.

     (ii) All Company Benefit Plans other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

     (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Company nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

     (iv) All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the Company SEC Reports to the extent required by the terms of any such Company Benefit Plan and to the extent required by GAAP. Neither any Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (v) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

     (vi) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Subject to applicable law, the Company or any of its Subsidiaries may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

     (vii) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of either of the Transactions will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Company Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (q) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, nor is the Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (r) Environmental Matters.

     (i) The Company and its Subsidiaries are in compliance with applicable Environmental Laws (as defined below); (ii) to the Company’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither the Company nor any of its Subsidiaries could be deemed under applicable law to be the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property; and (viii) the Company has delivered or made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

     As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

     (s) Tax Matters.

     (i)(A) All material Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company and its Subsidiaries have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the IRS or the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no material issues have been raised by the relevant taxing authority in connection with any audit, action, suit or proceeding which is currently pending with respect to any of the Tax Returns referred to in clause (A) and (G) neither the Company nor any of its Subsidiaries has waived any statute of limitation with respect to any Taxes of the Company or any of its Subsidiaries.

     (ii) The Company has made available to Parent true and correct copies of the United States federal, state and local income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2002.

     (iii) Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company financial statements included in the Company SEC Reports in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in such Company financial statements.

     (iv) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person (other than the Company and its Subsidiaries).

     (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company and its Subsidiaries.

     (vi) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

     (vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger and (B) all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

     (viii) As of the date hereof, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent or impede the Bank Merger or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (t) Investment Securities. Section 5.01(t) of the Company Disclosure Schedule sets forth the book and market value as of September 30, 2003 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

     (u) Derivative Transactions.

     (i) All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     (ii) Except as set forth in Section 5.01(u)(ii) of the Company Disclosure Schedule, no Derivative Transaction, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” ‘Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

     (iii) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

     (v) Loans; Nonperforming and Classified Assets.

     (i) Except as set forth in Section 5.01(v)(i) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral (A) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of October 31, 2003, over sixty (60) days delinquent in payment of principal or interest or in default of any other provision, or (B) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 5.01(v)(i) of the Company Disclosure Schedule identifies (A) each Loan that as of October 31, 2003 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Company, any Company Subsidiary or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (B) each asset of the Company or any Company Subsidiary that as of October 31, 2003 was classified as other real estate owned (“OREO”) and the book value thereof as of such date.

     (ii) Each Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     (iii) The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and the Company’s lending policies at the time of origination of such Loans and are complete and correct.

     (iv) Except as set forth in Section 5.01(v)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates the Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of the Company or its Subsidiary.

     (w) Tangible Properties and Assets.

     (i) Section 5.01(w)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the Company or any Company Subsidiary. Except as set forth in Section 5.01(w)(i) of the Company Disclosure Schedule, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, each of the Company and the Company Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (A) statutory Liens for amounts not yet delinquent and (B) Liens incurred in the ordinary course of business that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

     (ii) Section 5.01(w)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which each of the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is a valid and binding obligation of the Company or its applicable Subsidiary and is in full force and effect and, as of the date hereof, neither the Company nor any Company Subsidiary has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any of any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by the Company or any Company Subsidiary of, or material default by the Company or any Company Subsidiary in, the performance of any covenant, agreement or condition contained in any Lease, and to the Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. The Company and the Company Subsidiaries have paid all rents and other charges to the extent due under the Leases.

     (x) Intellectual Property.

     (i) The Company and its Subsidiaries own or have a valid license to use all the Company Intellectual Property (as defined below) and the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, all other the Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of the Company Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Merger and the Bank Merger will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property, and Parent will have substantially the same rights to own or use the Company Intellectual Property following the consummation of the Merger and the Bank Merger as the Company and its Subsidiaries had prior to the consummation of the Merger and the Bank

Merger, subject to the receipt of consents of the applicable counterparties to any licenses to use Company Intellectual Property.

     (ii) For purposes of this Agreement, the term “Intellectual Property” means (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (B) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); (D) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, “Software”); and (E) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies. For purposes of this Agreement, the term “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company or any of its Subsidiaries.

     (y) Fiduciary Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     (z) Insurance.

     (i) Section 5.01(z)(i) of the Company Disclosure Schedule identifies all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries (other than credit-life policies) (the “Insurance Policies”), including the insurer, policy numbers and any pending claims thereunder involving more than $100,000. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, the Company and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

     (ii) Section 5.01(z)(ii) of the Company Disclosure Schedule sets forth a true and correct summary description of all bank owned life insurance (“BOLI”) owned by the Company or its Subsidiaries. The value of such BOLI is fairly and accurately reflected in the Company financial statements included in the Company SEC Reports in accordance with GAAP consistently applied.

     (aa) Transactions With Affiliates. All “covered transactions” between the Company Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions and the regulations of the Federal Reserve Board thereunder.

     (bb) Antitakeover Provisions. Assuming the accuracy of the representation and warranty of Parent contained in Section 5.02(p), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the Transactions, including without limitation Chapters 110D and 110F of the Massachusetts General Laws. This Agreement and the Transactions have been approved by two-thirds of the Disinterested Directors of the Company, as defined in Article XIII of the Company Bylaws, and as a result the provisions of Article XIII of the Company Bylaws relating to special voting requirements for certain business combinations do not apply to this Agreement or either of the Transactions.

     (cc) Fairness Opinion. Prior to the execution of this Agreement, the Company Board has received the written opinion of the Company Financial Advisor to the effect that as of the date hereof, and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     (dd) Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company or its representatives for inclusion in the Proxy Statement/Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Parent or any of its Subsidiaries) will comply as to form with the provisions of the Exchange Act.

     (ee) Disclosure. The representations and warranties contained in this Section 5.01, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.01 not misleading.

     5.02 Representations and Warranties of Parent. Except as set forth in a schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV, Parent hereby represents and warrants to the Company as follows:

     (a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Maine. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. Parent has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (b) Parent Capital Stock.

     (i) As of the date hereof, the authorized capital stock of Parent consists solely of 400,000,000 shares of Parent Common Stock, of which no more than 162,065,929 shares were outstanding as of November 30, 2003, and 5,000,000 shares of Parent Preferred Stock, of which no shares were outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for (i) shares of Parent Common Stock issuable pursuant to the Parent Benefit Plans, (ii) shares of Parent Common Stock and/or Parent Preferred Stock issuable upon the exercise of Parent Rights and (iii) by virtue of this Agreement.

     (ii) The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

     (c) Subsidiaries.

     (i) As of the date hereof, the only subsidiary of Parent which constitutes a Significant Subsidiary is Parent Bank. Parent Bank has been duly organized and is validly existing in good standing under the laws of the United States and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. Parent Bank is duly licensed by the OCC and its deposits are insured by the BIF administered by the FDIC in the manner and to the maximum extent provided by law.

     (ii) As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of Parent Bank, (B) no equity securities of Parent Bank are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Parent Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent’s rights to vote or to dispose of such securities.

     (d) Corporate Power. Each of Parent and Parent Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Parent and Parent Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Bank Merger Agreement, as applicable, and to consummate the Transactions, subject to receipt of all necessary approvals of Governmental Authorities.

     (e) Corporate Authority. This Agreement and the Transactions have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

     (f) Regulatory Approvals; No Defaults.

     (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent or Parent Bank of this Agreement or the Bank Merger Agreement, as applicable, or to consummate the Transactions, except for (A) filings of applications or notices with, and consents, approvals or waivers by, the Federal Reserve Board, the OCC, the FDIC and the Maine Superintendent, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement to the shareholders of the Company for approval and the issuance of Parent Common Stock in the Merger, (C) the filing of a listing application with, and approval of the same by, the NYSE and (D) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.03(c).

     (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and Parent Bank, as applicable, and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     (g) Financial Statements. Parent has previously made available to the Company copies of (i) the consolidated statements of condition of Parent and its Subsidiaries as of December 31 for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000 through 2002, inclusive, as included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG, independent public accountants with respect to Parent, and (ii) the unaudited consolidated statements of condition of Parent and its Subsidiaries as of September 30,

2003 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three-month and nine-month periods then ended as included in Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the SEC under the Exchange Act. The December 31, 2002 consolidated statement of condition of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.02(f) (including the related notes, where applicable) fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (h) Absence of Certain Changes or Events. Except as reflected in Parent’s unaudited balance sheet as of September 30, 2003, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

     (i) Disclosure Controls and Procedures. Since not later than August 29, 2002, Parent has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. In addition, Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. None of Parent’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Parent or its Subsidiaries’ or its accountants.

     (j) SEC Reports. Parent has previously made available to the Company a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”) and (ii) communication mailed by Parent to its shareholders since December 31, 1999, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all Parent SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against Parent by the SEC relating to disclosures contained in any Company SEC Reports.

     (k) Regulatory Matters.

     (i) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1999 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 5.01(k) of Parent Disclosure Schedule, no Governmental Authority has initiated any proceeding, or to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries, since December 31, 1999. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries. Each of Parent and Parent Bank is “well capitalized” as defined in applicable laws and regulations, and Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better.

     (ii) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it, other than those generally applicable to national banks and their affiliates. Neither Parent nor any of its Subsidiaries has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (l) Legal Proceedings.

     (i) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries in which, to the Knowledge of Parent, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Parent.

     (ii) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, other than those generally applicable to national banks and their affiliates. Neither Parent nor any Subsidiary of Parent has been advised of, or is aware of, the threat of any such action.

     (m) Compliance With Laws. Each of Parent and its Subsidiaries:

     (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

     (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s Knowledge, no suspension or cancellation of any of them is threatened; and

     (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s Knowledge, do any grounds for any of the foregoing exist).

     (n) Brokers. Neither Parent nor Parent Bank nor any of their respective directors or officers has incurred any liability for any broker’s fees, commissions or finder’s fees in connection with either of the Transactions for which the Company, any of its Subsidiaries or any of their respective directors or officers would be liable.

     (o) Reorganization. As of the date hereof, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent or impede the Bank Merger or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (p) Ownership of Company Common Stock. As of the date hereof, none of Parent or any of its Subsidiaries, or to Parent’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

     (q) Parent Information. The information relating to Parent and its Subsidiaries to be provided by Parent or its representatives for inclusion in the Proxy Statement/Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

     (r) Disclosure. The representations and warranties contained in this Section 5.02, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.02 not misleading.

ARTICLE VI

COVENANTS

     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger promptly as practicable and the consummation of the Bank Merger immediately prior to the Merger, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

     6.02 Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene as promptly as practicable after the Registration Statement is declared effective a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the Transactions (including any adjournment or postponement, the “Company Meeting”). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting. The Company Board shall at all times prior to and during such meeting recommend approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the Transactions, and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying such recommendation (a

“Change in Recommendation”) if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided further that Section 6.07 shall govern a Change in Recommendation in the circumstances described therein. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be submitted to the shareholders of the Company for their approval at the Company Meeting and nothing contained herein shall be deemed to relieve the Company of such obligation.

     6.03. Registration Statement.

     (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (as may be amended, the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above-referenced documents based on its knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review in advance and reasonably approve such Registration Statement prior to its filing. The Company agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail the Proxy Statement/Prospectus to its shareholders.

     (b) Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 Regulatory Filings.

     (a) Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and any other transactions contemplated by this Agreement and the Bank Merger Agreement; and any initial filings with Governmental Authorities (other than the Proxy Statement/Prospectus, which is addressed in

Section 6.03(a)) shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transactions.

     (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

     6.05 Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, in the case of the Company and Parent, the requirements of Nasdaq and the NYSE, respectively. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party.

     6.06 Access; Information.

     (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and its Subsidiaries and to such other information relating to the Company or its Subsidiaries as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of the Company or its Subsidiaries as Parent may reasonably request.

     (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to executive officers of Parent and such appropriate information as may be reasonably necessary to confirm the accuracy of the representations and warranties of Parent herein as the Company may reasonably request.

     (c) All information furnished to Parent by the Company pursuant to Section 6.06(a) or by Parent to the Company pursuant to Section 6.06(b) shall be subject to, and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement, dated as of November 11, 2003, between the Company and Parent.

     (d) No investigation by Parent of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Parent to consummate the Merger.

     (e) Notwithstanding anything contained in this Agreement or in any other agreement between the parties to the contrary, the Company and Parent (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and the tax structure of the Transactions and all materials of any kind (including opinions and other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure beginning on the earliest of (i) the date of the public announcement of discussions relating to the Transactions, (ii) the date of public announcement of the Transactions or (iii) the date of the execution of an agreement (with or without conditions) to enter into the Transactions, provided, however, that neither the Company nor Parent (nor any of their respective employees, representatives or other agents) may disclose any other information that is not relevant to the tax treatment or the tax structure of the Transactions or any other information to the extent that such disclosure could reasonably be expected to result in a violation of any federal or state securities law.

     6.07. No Solicitation by the Company.

          (a) From the date of this Agreement through the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that, (i) the approval of this Agreement by the Company’s shareholders has not occurred, (ii) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of the Company to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Company Board believes in good faith is a Superior Proposal and (iii) the Company provides notice to Parent of its decision to take such action in accordance with the requirements of Section 6.07(b), the Company may (1) furnish information with respect to the Company to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to the Company than, the terms contained in any such agreement between the Company and Parent, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and effect a Change in Recommendation.

     (b) The Company shall notify Parent promptly (but in no event later than twenty four (24) hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Company Board or a member of the senior management of the Company or any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any Subsidiary, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. The Company also shall promptly, and in any event within twenty four (24) hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.07(a).

     (c) The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

     (d) The Company shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company or its Subsidiaries are aware of the restrictions described in this Section 6.07 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.07 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries, shall be deemed to be a breach of this Section 6.06 by the Company.

     (e) Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

     6.08 Certain Policies. Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made (i) more than five (5) Business Days prior to the anticipated Effective Date and (ii) unless Parent agrees in writing that all conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions relating to the delivery of certificates, opinions and other instruments and documents at the Closing); and further provided that in any event, no accrual or other action made by the Company or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

     6.09 Indemnification.

     (a) From and after the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Company Bylaws (including without limitation the provisions thereunder relating to the advancement of expenses), as in effect on the date hereof. Without limiting the foregoing, Parent also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Company Articles or similar governing document of the Company Bank and any other Subsidiary of the Company as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

     (b) Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure actually prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party and the Indemnified Parties will cooperate reasonably in the defense of any such matter, (ii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld or delayed, and (iii) the Indemnifying Party shall have no obligation hereunder to the extent that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

     (c) Prior to the Effective Time, Parent shall use its reasonable best efforts to cause the persons serving as directors and officers of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing comparable terms and conditions as such policy or single premium tail coverage with policy limits equal to the Company’s existing coverage limits and which is not materially less advantageous to such directors and officers) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year more than an amount equal to 200% of the current annual amount expended by the Company to maintain such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.09(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

     (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.09.

     (e) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.10 Employees; Benefit Plans.

     (a) Prior the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each employee benefit plan, program or arrangement of Parent of general applicability (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of the Company or its Subsidiaries under any discretionary equity compensation plan of Parent. To the extent that employees of the Company and its subsidiaries are not entitled to participate in any Parent Benefit Plan effective as of the Effective Time, Parent shall continue the corresponding employee benefit plan, program or arrangement of the Company and its Subsidiaries (other than the Company ESOP) without amendment, except as may be required by applicable law, so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such Parent Benefit Plan; provided that in no event shall Parent be required to continue any employee benefit plan, program or arrangement of the Company for which there is no corresponding Parent Benefit Plan. Parent shall cause each Parent Benefit Plan in which employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the Parent Benefit Plans (other than Parent’s defined benefit pension plan) the service of such employees with the Company and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited generally for such purpose by the Company and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. Nothing herein shall limit the ability of Parent to amend or terminate any of the Company Benefit Plans in accordance with their terms at any time.

     (b) At and following the Effective Time, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries existing as of the Effective Date, as well as all employment, severance or change-in-control agreements of the Company and its Subsidiaries which are identified in Section 5.01(p)(i) of the Company Disclosure Schedule.

     (c) If employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental, health or disability plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of Parent, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

     (d) For a period of one year following the Effective Time, Parent or Parent Bank, at their sole cost and expense, shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, outplacement assistance services in accordance with Parent’s employment policies and practices, shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Parent or any of its Subsidiaries for which Parent reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Parent.

     (e) All employees of the Company or one of its Subsidiaries as of the Effective Time shall become employees of a Parent Subsidiary as of the Effective Time, and Parent or a Parent Subsidiary will use its reasonable best efforts to give such persons (other than any such person who is party to an employment agreement or a severance agreement) at least four weeks prior written notice of any job elimination after the Effective Time for a period of ninety (90) days following the Effective Time. Subject to such four-week notice requirement, Parent or any of its Subsidiaries shall have no obligation to continue the employment of any such person and nothing contained herein shall give any employee of the Company or any of its Subsidiaries the right to continue employment with Parent or any of its Subsidiaries after the Effective Time. An employee of the Company or any of its Subsidiaries (other than an employee who is party to an employment agreement or a change-in-control agreement) whose employment is involuntarily terminated other than for “cause” (as defined in the Parent employee severance plan provided to the Company) during the one-year following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Parent employee severance plan with respect to the Transactions, a copy of which the Company acknowledges has been provided to it by Parent. An employee of the Company or any of its Subsidiaries (other than an employee who is party to an employment agreement or a change-in-control agreement) whose employment is involuntarily terminated other than for “cause” following the first annual anniversary of the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Parent employee severance plan generally applicable to similarly-situated employees of Parent or its Subsidiaries.

     (f) Prior to December 31, 2003, the Company shall take such corporate action as is necessary to amend the Company ESOP’s minimum required distribution provisions as required by Revenue Procedure 2002-29 and the final Treasury Regulations under Section 401(a)(9) of the Code. As soon as practicable after the date hereof, the Company shall take such corporate action as is necessary to provide that the Company ESOP shall be terminated and that the account of each participant in the Company ESOP shall become fully vested and nonforfeitable, in each case effective as of immediately prior to the Effective Time and subject to the consummation of the Merger. Following the Effective Time, the assets of the Company ESOP shall be distributed to participants in the Company ESOP as soon as reasonably practicable after the receipt of a favorable determination letter on termination of the Company ESOP from the IRS, and Parent shall take the action necessary (including any amendment of Parent’s 401(k) plan) to permit the participants who are employees of Parent or its Subsidiaries as of the date of such distribution to roll any eligible rollover distributions over into Parent’s 401(k) plan. In connection with the termination of the Company ESOP, the Company shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the Company ESOP on termination and with respect to any amendments to be made to the Company ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Section 401(a) of the Code.

     6.11. The Bank Merger. Parent and the Company agree to take all action necessary and appropriate to cause the Company Bank to merge with and into Parent Bank (the “Bank Merger”) in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, it being the intention of the parties hereto that the Bank Merger be consummated immediately prior to the Merger. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Parent Bank to approve the Bank Merger Agreement, (ii) cause Parent Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of the Company Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

     6.12. Advice of Changes. Parent and the Company shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that a failure to comply with this Section 6.12 shall not constitute the failure of any condition set forth in Article VII to be satisfied, or give rise to any right of termination under Section 8.01(d) or (e), unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied or the right to terminate this Agreement under Section 8.01(d) or (e), as the case may be. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article V in order to determine the fulfillment of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants and agreements of such parties contained herein.

     6.13. Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. Without limiting the foregoing, the Company agrees to provide Parent (or make available to Parent in the case of documents filed with the SEC) (i) within ten (10) Business Days following the close of each calendar month between the date hereof and the Effective Time (twenty (20) Business Days in the case of the month of December), a consolidated statement of financial condition at the end of such month and comparative consolidated statements of operations for such month and the same month in the prior year, (ii) a copy of each report filed by the Company and the Company Bank with a Governmental Authority within three (3) Business Days following the filing thereof and (iii) monthly updates of the information required to be set forth in Section 5.01(v)(i) of the Company Disclosure Schedule. The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Parent fully informed of such events.

     6.14. Transition. Commencing following the date hereof, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the Company and its Subsidiaries, including the Company Bank, with the businesses of Parent and its subsidiaries following consummation of the Merger and the Bank Merger.

     6.15. Affiliates. The Company shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Company Affiliates”) and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be substantially in the form of Exhibit 6.15 hereto.

     6.16. Coordination of Dividends. From the date of this Agreement to the Effective Time, the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with that of the Parent Common Stock, it being the intention of the parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

     6.17. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

     6.18 Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of Company SARs into cash and shares of the Company Common Stock and the Company Options into shares of Parent Common Stock and options to purchase Parent Common Stock, respectively, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18. Assuming that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Parent Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Company Insiders of cash in exchange for Company SARs, Parent Common Stock in exchange for shares of Company Common Stock and of options to purchase Parent Common Stock upon conversion of Company Options, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of Company SARs held by each such Company Insider to be exchanged for cash in connection with the Merger, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger and the number and description of Company Options held by each such Company Insider and expected to be converted into options to purchase Parent Common Stock in connection with the Merger; provided that the requirement for a description of any Company Options shall be deemed to be satisfied if copies of all Company Stock Option Plans, and forms of agreements evidencing grants thereunder, under which such Company Options have been granted have been made available to Parent. “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     6.19. Directorship and Consulting Agreement.

     (a) Parent agrees to take all action necessary to appoint or elect, effective as of the Effective Time, John Otis Drew as a director of Parent. Such person shall serve until the first annual meeting of stockholders of Parent following the Effective Time and until his or her successor is elected and qualified. Subject to compliance with the director qualification requirements set forth in the Parent Bylaws and the fiduciary duties of the Parent Board, Parent shall include such person on the list of nominees for director presented by the Parent Board and for which said Board shall solicit proxies at the first annual meeting of stockholders of Parent following the Effective Time, which person shall be nominated for a two or three year term (which shall be a three-year term in the event that the Effective Date occurs prior to Parent’s annual meeting of stockholders in 2004).

     (b) Concurrently with the execution of this Agreement by Parent and the Company, Parent and John Otis Drew shall enter into the Consulting Agreement in the form of Annex B hereto.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock.

     (b) Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

     (c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the Merger or the Bank Merger.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

     (e) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this

Agreement or some other date shall be true and correct as of such date); provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Parent. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (c) Tax Opinion. The Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Effective Date, in form and substance reasonably satisfactory to the Company, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, each of the Bank Merger and the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz. may require and shall be entitled to rely upon customary representations contained in certificates of officers of Parent and the Company.

     (d) Other Actions. Parent shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

     7.03. Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (c) Adverse Regulatory Conditions. No regulatory approval referred to in Section 7.01(b) hereof shall contain any condition, restriction or requirement which would or could reasonably be expected to have a Material Adverse Effect on Parent.

     (d) Tax Opinion. Parent shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated the Effective Date, in form and substance reasonably satisfactory to Parent, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, each of the Bank Merger and the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Elias, Matz, Tiernan & Herrick L.L.P. may require and shall be entitled to rely upon customary representations contained in certificates of officers of Parent and the Company.

     (e) Dissenting Shares. Dissenting Shares shall not represent 15% or more of the outstanding Company Common Stock.

     (f) Other Actions. The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

     7.04. Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger or the Bank Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.01.

ARTICLE VIII

TERMINATION

     8.01. Termination. This Agreement may be terminated, and the Transactions may be abandoned:

     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) No Regulatory Approval. By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Transactions shall have been denied by final, nonappealable action by such Governmental Authority or a Governmental Authority shall have requested the permanent withdrawal of an application therefor.

     (c) No Shareholder Approval. By either Parent or the Company (provided in the case of the Company that it shall not be in material breach of any of its obligations under Section 6.02), if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

     (d) Breach of Representations and Warranties. By either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger hereby under Section 7.02(a) (in the case of a breach of a representation or warranty by Parent) or Section 7.03(a) (in the case of a breach of a representation or warranty by the Company).

     (e) Breach of Covenants. By either Parent or the Company (provided that the terminating party is not then willfully in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 7.02(b) in the case of a breach of a covenant or agreement by Parent or Section 7.03(b) in the case of a breach of a representation or warranty by the Company.

     (f) Delay. By either Parent or the Company if the Merger shall not have been consummated on or before October 31, 2004, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

     (g) Failure to Recommend. At any time prior to the Company Meeting, by Parent if (i) the Company shall have breached its obligations under Section 6.07 in any respect materially adverse to Parent, (ii) the Company Board shall have failed to recommend approval of this Agreement by the shareholders of the Company or shall have effected a Change in Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, (iii) the Company Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Parent or a Subsidiary of Parent or (iv) the Company shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.02.

     (h) Certain Tender or Exchange Offers. By Parent if a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Company Board recommends that shareholders of the Company tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

     8.02. Effect of Termination and Abandonment.

     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in this Section 8.02 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

     (b) In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, the parties hereto agree that the Company shall pay to Parent a fee of $12.0 million (the “Termination Fee”) if this Agreement’s terminated as follows:

     (i) if this Agreement is terminated by Parent pursuant to Section 8.01(g) or (h), then the Company shall pay the entire Termination Fee to Parent on the first Business Day following such termination; and

     (ii) (A) if this Agreement is terminated by (1) Parent pursuant to Section 8.01(e) as a result of a willful breach by the Company or (2) by either Parent or the Company pursuant to Section 8.01(c) and in the case of any termination pursuant to clause (1) or (2) an Acquisition Proposal shall have been publicly announced and not withdrawn prior to the Company Meeting in the case of clause (2) or termination in the case of clause (1) (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, and shall not have publicly withdrawn such announcement, communication or intention prior to the Company Meeting in the case of clause (2) or termination in the case of clause (1)) or, in the case of clause (1) only, otherwise communicated or made known to the senior management of the Company or the Company Board, and not withdrawn prior to termination, at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of the Company contemplated by this Agreement at the Company Meeting, in the case of clause (2), or the date of termination of this Agreement, in the case of clause (1), then the Company shall pay the Termination Fee to Parent if within eighteen (18) months after such termination of this Agreement the Company or a Subsidiary of the Company enters into any agreement with respect to, or consummates, an Acquisition Transaction, on the date of execution of such agreement or consummation of an Acquisition Transaction.

     Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

     (c) The Company and Parent agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay Parent the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

     9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

     9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

     9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maine applicable to contracts made and to be performed entirely within such State.

     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, provided that the expense of printing and mailing the Proxy Statement/Prospectus and the registration fee to be paid to the SEC in connection with the Registration Statement shall be borne equally by Parent and the Company, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

     9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:
CCBT Financial Companies, Inc.
495 Station Avenue
South Yarmouth, Massachusetts 02664
Attn: Stephen B. Lawson
President and Chief Executive Officer
Fax:(508) 760-0624

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Edward D. Herlihy, Esq.
Fax:(212) 403-2000

If to Parent to:

Banknorth Group, Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
Attention: William J. Ryan
Chairman, President
and Chief Executive Officer
Fax: (207) 761-8587

With a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.
12th Floor, The Walker Building
734 15th Street, N.W.
Washington, D.C. 20005
Attention: Gerard L. Hawkins, Esq.
Fax: (202) 347-2172

     9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement and the Shareholder Agreements, together with the Confidentiality Agreement, represent the entire understanding of the parties hereto and thereto with reference to the Transactions and this Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made, other than the Confidentiality Agreement. Except for the Indemnified Parties’ right to enforce Parent’s obligation under Section 6.09 or Mr. Drew’s right to enforce Parent’s obligations under Section 6.19, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and Mr. Drew, respectively, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08. Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

     9.09. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 8, 2003.

     9.11. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.12. Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the Merger and/or the Bank Merger subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger consideration to be paid to the holders of Company Common Stock pursuant to Article III hereof is not thereby changed in kind or reduced in amount as a result of such modification, (ii) there are no material adverse tax consequences to the shareholders of the Company as a result of such modification and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities or otherwise materially delay consummation of the Merger.

[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANKNORTH GROUP, INC

By:	/s/ Carol L. Mitchell

Name: Carol L. Mitchell
Title: Executive Vice President and Chief Administrative Officer

CCBT FINANCIAL COMPANIES, INC

By:	/s/ Stephen B. Lawson

Name: Stephen B. Lawson
Title: President and Chief Executive Officer

By:	/s/ Phillip W. Wong

Name: Phillip W. Wong
Title: Treasurer

ANNEX A

SHAREHOLDER AGREEMENT

     SHAREHOLDER AGREEMENT (the “Agreement”), dated as of December 8, 2003, by and between             , a shareholder (“Shareholder”) of CCBT Financial Companies, Inc. (the “Company”), a Massachusetts corporation, and Banknorth Group, Inc. (“Parent”), a Maine corporation. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

     WHEREAS, Parent and the Company are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which the Company will merge with and into Parent on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive 1.084 shares of Parent Common Stock, plus cash in lieu of any fractional share interest; and

     WHEREAS, Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

     WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of the Company, Shareholder shall:

     (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

     (ii) vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

     2. No Transfers. After the date hereof and prior to the Company Meeting (as defined in the Merger Agreement), Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to the Company Meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such shareholder and (v) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

     3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

          A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

          C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          D. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

2

     4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

     5. Term of Agreement; Termination.

          A. The term of this Agreement shall commence on the date hereof.

          B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

     6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     7. Notices. Notices may be provided to Parent and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.

3

     8. Miscellaneous.

          A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.

          C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Maine, without reference to its conflicts of law principles.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANKNORTH GROUP, INC

By:

Name: Carol L. Mitchell
Title: Executive Vice President and Chief Administrative Officer

SHAREHOLDER:

(Signature)

4

ANNEX I
SHAREHOLDER AGREEMENT

Shares of Company
Common Stock
Beneficially Owned
(exclusive of
Name and Address of	unexercised	Options on Company
Shareholder	stock options)	Common Stock

5

ANNEX B

CONSULTING AGREEMENT

     CONSULTING AGREEMENT by and between Banknorth Group, Inc. (“Banknorth”), a Maine corporation, and John Otis Drew (the “Consultant”), dated as of December 8, 2003.

WITNESSETH:

     WHEREAS, Banknorth and CCBT Financial Companies, Inc. (“CCBT”) have entered into an Agreement and Plan of Merger, dated as of December 8, 2003 (the “Merger Agreement”), pursuant to which CCBT shall merge with and into Banknorth, with Banknorth as the surviving corporation (the “Merger”); and

     WHEREAS, in connection with the Merger, the Consultant shall no longer serve as Chairman of CCBT; and

     WHEREAS, following the Merger, the Consultant shall serve as a member of the Board of Directors of Banknorth; and

     WHEREAS, Banknorth desires to ensure that after the Merger Banknorth will continue to receive the benefit of the Consultant’s services and his knowledge with respect to the communities and customers served by CCBT, on the terms and conditions set forth below in this Agreement, and the Consultant desires to render such services;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. Effective Date. The term “Effective Date” shall have the meaning set forth in the Merger Agreement.

     2. Consulting Period. The Consultant shall render consulting services, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the fifth anniversary thereof (the “Consulting Period”). This Agreement shall not be terminable by Banknorth for any reason other than the death or permanent and total disability (as determined by a physician selected by Banknorth and reasonably acceptable to the Consultant or his representative) of the Consultant.

     3. Consulting Services. During the Consulting Period, the Consultant shall advise on and provide services with respect to Banknorth’s relations with the communities located in the primary areas in which CCBT conducted business immediately prior to the Effective Date (the “Market Area”). During the Consulting Period, the Consultant agrees to cooperate to make himself reasonably available, taking into account the Consultant’s other commitments, to attend Banknorth sponsored corporate and business functions in the Market

Area. During the Consulting Period, the Consultant’s services hereunder shall be performed primarily at the current CCBT headquarters located in South Yarmouth, Massachusetts or at such other location as may be mutually agreed upon between the Consultant and Banknorth.

     4. Compensation.

     (a) Consulting Fees. During the Consulting Period, Banknorth shall pay the Consultant a consulting fee of $90,000 per year (the “Consulting Fee”), payable in 12 equal monthly installments on the first business day of each month, with the first of such payments to be paid on the Effective Date. In the event the Consultant continues to serve as a director of Banknorth, nothing contained herein shall preclude him from receiving compensation and benefits on the same basis as non-employee directors of Banknorth generally.

     (b) Expenses. During the Consulting Period, the Consultant shall be entitled to receive prompt reimbursement for all reasonable and documented expenses incurred by the Consultant in connection with his services hereunder, including without limitation travel expenses, in accordance with Banknorth’s policies for senior executives as in effect from time to time.

     (c) Change in Control. In the event of a “change in control” of Banknorth (as defined in Banknorth’s 2003 Equity Incentive Plan, as in effect on the date hereof or, if more favorable to the Consultant, as defined for purposes of the change in control (or any derivation of such term) provisions or agreements applicable to senior executives of Banknorth), the Consulting Fees for the remaining portion of the Consulting Period shall be paid to the Consultant in a lump sum within ten days of the date of the change in control, and the obligation to provide the benefits under Section 4(b) shall continue for the remainder of the Consulting Period.

     5. Confidentiality.

     (a) The Consultant shall hold in a fiduciary capacity for the benefit of Banknorth all secret or confidential information, knowledge or data relating to Banknorth and its affiliates which shall have been obtained by the Consultant during his service to CCBT prior to the Consulting Period and to Banknorth during the Consulting Period and which shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement), including, without limitation, any such information relating to: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; customers and customer lists; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures. The Consultant shall not, without the prior written consent of Banknorth or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Banknorth and those designated by it or to an attorney retained by the Consultant.

     (b) The Consultant agrees that damages at law will be an insufficient remedy to Banknorth in the event that the Consultant violates any of the provisions of paragraph (a) of

2

this Section 5, and that Banknorth may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in paragraph (a) of this Section 5. The Consultant hereby consents to any injunction (temporary or otherwise) which may be issued against the Consultant and to any other court order which may be issued against the Consultant from violating, or directing the Consultant to comply with, any of the covenants in paragraph (a) of this Section 5. The Consultant also agrees that such remedies shall be in addition to any and all remedies, including damages, available to Banknorth against the Consultant for such breaches or threatened or attempted breaches.

     6. Successors.

     (a) This Agreement is personal to the Consultant and, without the prior written consent of Banknorth, shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant’s legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon Banknorth and its successors and assigns.

     7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

     8. No Right to Directorship. Nothing contained in this Agreement shall create any right on the part of the Consultant to continue to serve as a director of Banknorth following the Effective Date.

     9. Miscellaneous.

     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maine, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) The Consultant acknowledges that his services hereunder are to be rendered as an independent contractor, and that he is solely responsible for the payment of all Federal, state and local taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fees and the benefits provided hereunder.

3

     IN WITNESS WHEREOF, the Consultant has hereunto set his hand and, pursuant to the authorization of its Board of Directors, Banknorth has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

John Otis Drew

BANKNORTH GROUP, INC

By:

Name: Carol L. Mitchell
Title: Executive Vice President and Chief Administrative Officer

4